UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2015 (October 16, 2015)

ZAZA ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35432	45-2986089
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 2800 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

(713) 595-1900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Series B Convertible Preferred Stock Financing

On October 16, 2015, ZaZa Energy Corporation (the “Company”) and Alpha Capital Anstalt (“Alpha”) entered into a securities purchase agreement (the “Purchase Agreement”) pursuant to which the Company sold an aggregate of $50,000 of Series B Convertible Preferred Stock (the “Preferred Stock”) at an exercise price of $0.20 per share (the transactions contemplated by the Purchase Agreement, the “Financing”). The Preferred Stock sold is convertible into an aggregate of 250,000 shares of common stock at a ratio equal to approximately 5,000 shares of the Company’s common stock for each share of Preferred Stock.

Item 3.02. Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 of this Current Report on Form 8-K with respect to the Preferred Stock and the warrants are incorporated by reference into this Item 3.02. The sale and issuance of Preferred Stock has been determined to be exempt from registration under the Securities Act of 1933 in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. Alpha has represented that it is an accredited investor, as that term is defined in Regulation D, or a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Alpha has also represented that it is acquiring the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
4.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, dated October 16, 2015.
10.1	Securities Purchase Agreement, dated October 16, 2015, between ZaZa Energy Corporation and Alpha Capital Anstalt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2015

ZaZa Energy Corporation

By:	/s/ Todd A. Brooks
Todd A. Brooks President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, dated October 16, 2015.
10.1	Securities Purchase Agreement, dated October 16, 2015, between ZaZa Energy Corporation and Alpha Capital Anstalt.